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                                                                    EXHIBIT 11.1

                   GRUPO TMM, S.A. DE C.V., AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER SHARE (IAS AND U.S. GAAP)
                   (IN THOUSANDS DOLLARS, EXCEPT RATIO DATA)

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                                SIX MONTHS
                                   ENDED
                          -----------------------
                           JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                             2002         2001          2001           2000           1999           1998           1997
                          ----------   ----------   ------------   ------------   ------------   ------------   ------------
Basic:
Shares at the end of
  period................  56,963,137   17,441,590    56,963,137     17,441,590     17,441,590     3,219,548      3,219,548
Yearly weighted average
  shares................  56,963,137   17,441,590    18,693,635     17,441,590     13,705,204     3,219,548      3,219,548

IAS:
Net income (loss) from
  continuing
  operations............      7,944         2,595         8,925          7,265         76,611         4,215        (35,165)
Net (loss) income from
  discontinued
  operations............                    3,917                       (5,535)      (139,259)      (13,807)        12,994
Net income (loss).......      7,944         1,322         8,925          1,730        (62,648)       (9,592)       (22,171)

Earnings (loss) per
  share from continuing
  operations--Basic.....      0.139         0.149         0.477          0.417          5.590         1.308        (10.938)
(Loss) earnings per
  share from
  discontinued
  operations--Basic.....         --        (0.225)                      (0.318)       (10.619)        4.288          4.052
Earnings (loss) per
  share Basic...........      0.139        (0.076)        0.477          0.099         (4.571)       (2.980)        (6.886)

U.S. GAAP:
Net income (loss) from
  continuing
  operations............     17,186         1,025        17,836          8,560         94,438        (3,620)       (60,228)
Net (loss) income from
  discontinued
  operations............                    3,917                       (4,737)      (165,201)      (16,033)        (9,280)
Net (loss) income from
  extraordinary
  item--Net.............                                                (5,075)
Net income (loss).......     17,186         2,892        17,836         (1,252)       (70,763)      (19,653)       (69,508)
Earnings (loss) per
  share from continuing
  operations............      0.302         0.059         0.954          0.491          6.891        (1.124)       (18.707)
(Loss) earnings per
  share from
  discontinued
  operations............                   (0.225)                      (0.272)       (12.054)       (4.980)        (2.882)
(Loss) earnings per
  share from
  extaordinary
  item--Net.............                                                (0.291)
Earnings (loss) per
  share.................      0.302        (0.166)        0.954         (0.072)        (5.163)       (6.104)       (21.589)
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